10 G Street, NE, Suite 600	J. Brad Wiggins
Washington, DC 20002	bwiggins@seclawusa.com
Tel (202) 539-8449	Tel (661) 713-6843
www.seclawusa.com	licensed in dc and ca

July 5, 2024

Rise Gold Corp.

Suite 650 - 669 Howe Street

Vancouver, British Columbia V6C 0B4

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing with the Securities and Exchange Commission (the "Commission") by Rise Gold Corp., a Nevada corporation (the "Company"), of a Registration Statement on Form S-1 (the "Registration Statement"), including that certain related prospectus to be filed with the Commission (the "Prospectus") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the resale from time to time by the selling stockholders named in the Prospectus (the "Selling Stockholders") of up to a total of 26,267,468 shares of the Company's common stock, $0.001 par value (the "Shares"), consisting of up to:

(i) 15,422,306 outstanding Shares (the "Outstanding Shares");

(ii) 397,780 Shares (the "9-22-23 Option Shares") issuable upon exercise of incentive stock options issued September 22, 2023 and exercisable at a price per Share of $0.26 until September 22, 2028 (the "9-22-23 Options");

(iii) 1,647,214 Shares (the "11-7-23 Warrant Shares") issuable upon exercise of common stock purchase warrants issued November 7, 2023 and exercisable at a price per Share of $0.26 until November 7, 2025 (the "11-7-23 Warrants");

(iv) 1,065,555 Shares (the "12-7-23 Warrant Shares") issuable upon exercise of common stock purchase warrants issued December 7, 2023 and exercisable at a price per Share of $0.26 until December 7, 2025 (the "12-7-23 Warrants");

(v) 707,752 Shares (the "12-12-23 Option Shares") issuable upon exercise of incentive stock options issued December 12, 2023 and exercisable at a price per Share of $0.25 until December 12, 2028 (the "12-12-23 Options");

(vi) 1,000,000 Shares (the "2-5-24 Warrant Shares") issuable upon exercise of common stock purchase warrants issued February 5, 2024 and exercisable at a price per Share of $0.16 until February 5, 2028 (the "2-5-24 Warrants");

(vii) 2,873,170 Shares (the "4-9-24 Warrant Shares") issuable upon exercise of common stock purchase warrants issued April 9, 2024 and exercisable at a price per Share of $0.158 until April 9, 2027 (the "4-9-24 Warrants");

July 5, 2024 Page 2

(viii) 2,149,212 Shares (the "4-29-24 Warrant Shares," and together with the 11-7-23 Warrant Shares, the 12-7-23 Warrant Shares, the 2-5-24 Warrant Shares and the 4-9-24 Warrant Shares, the "Warrant Shares") issuable upon exercise of common stock purchase warrants issued April 29, 2024 and exercisable at a price per Share of $0.158 until April 29, 2027 (the "4-29-24 Warrants," and together with the 11-7-23 Warrants, the 12-7-23 Warrants, the 2-5-24 Warrants and the 4-9-24 Warrants, the "Warrants"); and

(ix) 1,004,479 Shares (the "5-1-24 Option Shares," and together with the 9-22-23 Option Shares and the 12-12-23 Option Shares, the "Option Shares") issuable upon exercise of incentive stock options issued May 1, 2024 and exercisable at a price per Share of $0.17 until May 1, 2029 (the "5-1-24 Options," and together with the 9-22-23 Options and the 12-12-23 Options, the "Options");

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus; the Company's articles of incorporation, as amended to date; the Company's Bylaws as in effect on the date hereof; the form of certificates representing the Warrants; the form of certificates representing the Options; and certain resolutions and minutes of meetings of the Board of Directors of the Company relating to the issuance of the Outstanding Shares, the Warrants, the Warrant Shares, the Options, and the Options Shares and the filing of the Registration Statement.

We have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates, and other instruments of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

As to matters of fact material to our opinion, we have relied, without independent verification, on certificates and other inquiries of officers of the Company. We have assumed without investigation the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, the accuracy and completeness of all records made available to us by the Company, and that all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof.

We have also assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will continue to be effective at the time of any resale of the Shares, (ii) if necessary, a Prospectus supplement will have been prepared and filed with the Commission describing any Shares offered thereby by any Selling Stockholders, (iii) all Shares will be sold in the manner stated in the Registration Statement and, if necessary, the applicable Prospectus supplement, and (iv) at the time of the offering, there will not have occurred any changes in the law affecting the authorization, execution, delivery, validity or enforceability of the Shares. The opinion set forth in this letter is limited solely to the federal laws of the United States and the applicable laws of the State of Nevada. We express no opinion with respect to any other laws.

July 5, 2024 Page 3

Based upon the foregoing, and in reliance thereon, we are of the opinion that:

1. The Outstanding Shares are validly issued, fully paid and nonassessable.

2. Upon the due exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued, fully paid and nonassessable.

3. Upon the due exercise of the Options in accordance with their terms, the Option Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

Securities Law USA, PLLC

By:	/s/ J. Brad Wiggins
J. Brad Wiggins